Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2011

LAUREL, Miss. (December 20, 2011) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2011.

Net sales for the fourth quarter of fiscal 2011 were $559.8 million compared with $529.1 million for the same period a year ago. For the quarter, the Company reported a net loss of $21.6 million, or $0.97 per share, compared with net income of $47.8 million, or $2.08 per share, for the fourth quarter of fiscal 2010. The net loss for the quarter includes an adjustment of $9 million, or $0.27 per share net of income taxes, to record live inventories on hand at October 31, 2011, at the lower of cost or market as required by generally accepted accounting principles.

Net sales for fiscal 2011 were $1.978 billion compared with $1.925 billion for fiscal 2010. The net loss for the year totaled $127.1 million, or $5.74 per share, compared with net income of $134.8 million, or $6.07 per share, for last year. The net loss for the fiscal year also includes the inventory adjustment described above.

“The fourth quarter of fiscal 2011 marked the end of a challenging year for Sanderson Farms and the poultry industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We reported record annual sales of $1.978 billion, a 2.7 percent increase over fiscal 2010. However, we also reported a record net loss of $127.1 million, or $5.74 per share. Our results reflect the combination of weaker poultry markets throughout the year and the significantly higher feed grain costs we experienced during the entire year. For the year, we sold 2.794 billion pounds of dressed poultry, another record, compared with 2.570 billion pounds in fiscal 2010.”

According to Sanderson, overall market prices for poultry products were lower in the fourth quarter of fiscal 2011 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 1.5 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2010, and were higher by 1.7 percent for the fiscal year compared with the prior year. The higher Georgia Dock whole bird price reflects steady demand for the Company’s retail chill pack product during this fiscal year. On the other hand, food service demand has remained very weak. That weakness is reflected in boneless breast meat prices, which averaged 19.1 percent lower in the fourth quarter than the prior-year period. For fiscal 2011, boneless prices were 14.5 percent lower when compared with fiscal 2010. Jumbo wing prices averaged $0.87 per pound during the fiscal year, down 31.6 percent from the average of $1.27 per pound for fiscal 2010. The average market price for bulk leg quarters increased approximately 29.8 percent for the quarter, and increased approximately 19.2 percent for fiscal 2011. The relatively strong dark meat prices reflect good export demand during the year. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased significantly during the year and were up 73.0 percent and 23.5 percent, respectively, during the fourth fiscal quarter when compared with the fourth quarter a year ago. For the year, total feed costs in flocks sold were 38.8 percent higher than fiscal 2010.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2011

December 20, 2011

“An important milestone for Sanderson Farms in fiscal 2011 was the start up of our new Kinston, North Carolina, poultry complex,” Sanderson continued. “This project was completed on time and on budget, and we began processing chickens in Kinston in January. We look forward to the new marketing opportunities the Kinston plant will provide for Sanderson Farms. The increased production at the Kinston plant during fiscal 2012 will more than offset the four percent production cut we announced in August at our other plants. We will institute that cut in January to better balance our production with our customers’ demand. Because we expect demand from our food service customers to remain soft until American consumers regain their confidence and the employment outlook brightens, we currently plan to leave our production cut in place through fiscal 2012.”

Sanderson concluded, “We are pleased that our balance sheet put us in the position to withstand the challenges of this past fiscal year. As of October 31, 2011, our balance sheet reflected $948.5 million in assets, stockholders’ equity of $506.9 million and net working capital of $324.3 million. Our total long-term debt at year-end was $273.7 million. We have often said that a strong balance sheet is an important advantage in today’s economic environment and provides us with the financial strength to not only support our growth strategy, but also to manage through conditions like we experienced during fiscal 2011. We deeply appreciate the hard work and dedication to excellence of everyone associated with our Company, including our employees and growers.”

Sanderson Farms will hold a conference call to discuss this press release today, December 20, 2011, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 30, 2011. Those without internet access or who prefer to listen via telephone may call 1-888-221-3949, access code 8841379.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2011

December 20, 2011

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future demand for its products and future production levels.

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2011

December 20, 2011

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Net sales	$559,842	$529,125	$1,978,085	$1,925,445
Costs and expenses:
Cost of sales	562,347	430,555	2,085,248	1,630,549
Live inventory adjustment	9,000	0	9,000	0
Selling, general and administrative	17,984	24,519	72,217	85,055

	589,331	455,074	2,166,465	1,715,604

Operating income (loss)	(29,489)	74,051	(188,380)	209,841

Other income (expense):
Interest income	3	53	41	103
Interest expense	(2,443)	(138)	(6,413)	(2,708)
Other	9	7	510	19

	(2,431)	(78)	(5,862)	(2,586)

Income (loss) before income taxes	(31,920)	73,973	(194,242)	207,255
Income tax expense (benefit)	(10,358)	26,173	(67,165)	72,435

Net income (loss)	$(21,562)	$47,800	$(127,077)	$134,820

Basic earnings (loss) per share	$(0.97)	$2.08	$(5.74)	$6.07

Diluted earnings (loss) per share	$(0.97)	$2.08	$(5.74)	$6.07

Dividends per share	$0.17	$0.17	$0.68	$0.62

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2011

December 20, 2011

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2011	October 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$11,075	$73,419
Accounts receivable, net	94,021	92,467
Inventories	211,753	153,289
Refundable income taxes	88,512	0
Deferred income taxes	6,357	1,760
Prepaid expenses	26,240	24,033

Total current assets	437,958	344,968

Property, plant and equipment	939,535	883,638
Less accumulated depreciation	(434,030)	(389,911)

	505,505	493,727

Other assets	5,058	2,925

Total assets	$948,521	$841,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,761	$49,437
Accrued expenses	35,795	56,317
Current maturities of long-term debt	11,106	1,048

Total current liabilities	113,662	106,802

Long-term debt, less current maturities	273,670	62,075
Claims payable	3,300	2,100
Deferred income taxes	50,989	24,930
Stockholders’ equity:
Common stock	22,228	22,078
Paid-in capital	131,172	127,580
Retained earnings	353,500	496,055

Total stockholders’ equity	506,900	645,713

Total liability and stockholders’ equity	$948,521	$841,620

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